Exhibit 99.1

Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Announces Fourth Quarter Fiscal 2014 Results

PORTLAND, Ore. – April 23, 2014 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry, today reported select preliminary results for its fiscal fourth quarter ended March 29th, 2014.
Net revenues for the fourth quarter were approximately $37 million. Non-GAAP loss for the fourth quarter is now expected to be between $0.16 and $0.18 per share, which is a larger loss than the guidance range of a $0.09 to $0.14 loss per share that was provided in the company’s February 4, 2014 press release. Contributing to the loss were higher expenses related to the first shipments of both gen 4.5 and gen 6 glass cutting systems to touch panel manufacturers, and the shipment of a development tool for a leading semiconductor manufacturer. The company further announced that it expects GAAP results to include a write-down of inventory related to discontinued products, and other non-cash impairment charges which are still being determined. These amounts are not included in the non-GAAP estimate above.
Orders for the quarter were approximately $32 million. Ed Grady, Chief Executive Officer of ESI, noted, “Sales and orders for the quarter came in below our expectations. Our markets were challenging, and anticipated demand for advanced microfabrication tools did not materialize. While we do not expect a meaningful increase in orders in the near term, we continue to see multiple potential opportunities for new applications.” Grady continued, “These results make clear the need for ESI to broaden our target industry and application set within the laser material processing market. As we make these changes we expect our revenue opportunities to grow which in turn should reduce the volatility of our results. We are focused on transforming ESI into the premier value leader in laser-based micromachining applications.”
ESI will provide a full report on the financial results for its fiscal 2014 fourth quarter and year after the market closes on Tuesday, May 13, 2014. Following the release, Ed Grady, chief executive officer of ESI, will host a conference call at 2:00 p.m. PT to discuss the company’s results along with business highlights and outlook. Live call participants can dial 888-419-5570 (domestic) or 617-896-9871 (international) and use passcode 62427815. A webcast of the conference call will air simultaneously, with access available at investors.esi.com. An audio replay will be available on the web site or by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using passcode 11097875. The phone replay will be available through May 23, 2014.
The company is not holding a conference call related to today’s announcement and does not intend to provide preliminary results or updated guidance as a practice going forward.

Forward-Looking Statements
This press release includes forward-looking statements about earnings per share, operating expenses, impairment charges, orders, new applications, revenue opportunities and the volatility of our results. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry-which is dependent on many factors, including component prices, global economic strength and political stability, timing of consumer product introductions and overall demand for electronic devices (such as semiconductors, printed circuit boards, displays, LEDs, capacitors and other components) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the risk that competing or alternative technologies could reduce demand for our products; risks related to customer concentration, including the risk that one or more significant customers reduce their purchases from us; and the risk that additional items will be identified that impact earnings per share.

About ESI, Inc.
ESI is a leading supplier of innovative, laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring and testing of micron to submicron features in smart consumer electronics, semiconductors and other high-value components. We partner with our customers to make breakthrough technologies possible in the microelectronics, semiconductor and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.